Exhibit 30(d)(iv)

RIDER FOR TERM INSURANCE BENEFIT ON LIFE OF
INSURED SPOUSE

This benefit is a part of this contract only if it is
listed on a contract data page.

BENEFIT We will pay an amount under this benefit if we
receive due proof that the insured spouse died: (1)
in the term period for the benefit; and (2) while
this contract is in force and not in default past the
last day of the grace period. But our payment is
subject to all the provisions of this rider and of
the rest of this contract. The phrase insured spouse
means the Insured's spouse named in the application
for this contract.

We show the amount of this benefit on a contract data
page. We also show the term period for the benefit
there. The term period starts on the contract date.
The anniversary at the end of the period is part of
that period.

BENEFIT The monthly charge for this benefit is deducted on
CHARGES each monthly date from the contract fund. The
amount of that charge is shown under Adjustments to
the Contract Fund.

Monthly charges for this benefit stop on the earliest
of: (1) the death of the Insured, (2) the death of
the insured spouse, and (3) the anniversary at the
end of the term period.

PAID-UP INSURANCE

PAID-UP If the Insured dies in the term period for this
INSURANCE ON benefit while this contract is in force and not in
LIFE OF INSURED default past the last day of the grace period and while the insured spouse is living, the insurance on
the life of the insured spouse under the benefit will
become paid-up term insurance. While the paid-up
insurance is in effect, the contract will remain in
force until the end of the term period for this
benefit. The paid-up insurance will have cash values
but no loan value.

If this benefit becomes paid-up, it may be
surrendered for its net cash value. This will be the
net value on the date of surrender of the paid-up
insurance. But, within 30 days after a contract
anniversary, the net cash value will not be less than
it was on that anniversary. We base this net cash
value on the insured spouse's age and sex. The
insured spouse's age at any time will be his or her
age last birthday on the contract date plus the
length of time since that date. We use the
Commissioners 1980 Standard Ordinary Mortality Table.
We use continuous functions based on age last

birthday. We use an effective interest rate of 4% a
year.

We will usually pay any cash value promptly. But we
have the right to postpone paying it for up to six
months. If we do so for more than 30 days, we will
pay interest at the rate of 3% a year.

CONVERSION TO ANOTHER PLAN OF INSURANCE

Right to While the Insured is living, you may convert this
Convert benefit to a new contract of life insurance on the
Conditions life of the insured spouse. You will not have to
prove that the insured spouse is insurable.

You must ask for the conversion in a form that meets
our needs, while this contract is in force and not in
default past the last day of the grace period, and on
or before the fifth contract anniversary. We may
require you to send us the contract.

The new contract will not take effect unless the
premium for it is paid while the insured spouse is
living and within 31 days after its contract date. If
the premium is paid as we state, it will be deemed
that the new contract took effect on its contract
date and that this benefit ended just before that
date.
PREMIUM Upon conversion to a new contract with scheduled
CREDIT premiums, we will allow a credit, as described below, on each premium that is due or scheduled for payment
during the first year of the new contract. Upon
conversion to a new contract without scheduled
premiums, we will allow a credit as of the contract
date provided you pay any required minimum initial
premium for the new contract.

If this benefit has been in force for at least one
year on the contract date of the new contract, we
will allow the full credit described below. If this
benefit has been in force for less than one year as
of that date, the credit will be reduced on a
pro-rata basis taking into consideration the portion
of a year for which this benefit has then been in
force.

The full credit is equal to the monthly charges
deducted from the contract fund for the benefits
being converted under this rider during the twelve
months preceding the date of the new contract. Extra
charges for extra risks or extra benefits other than
a waiver benefit are not considered in determining
this credit.

If the new contract has scheduled premiums, we will
reduce each premium due or scheduled for payment in
the first year of the new contract to consider either
the full or reduced credit, as appropriate. If more
than one premium is due or scheduled for payment, we

will apportion any credit between them. If the new
contract does not have scheduled premiums, we will
pay either the full or reduced credit, as
appropriate, into the new contract as of the contract
date provided you pay any required minimum initial
premium for the new contract.

CONTRACT If this contract is not in default, you may choose
DATE any contract date for the new contract that is not
more than 31 days after nor more than 31 days before
the date we receive your request, and not later than
the fifth contract anniversary. If this contract is
in default but not past the last day of the grace
period, the contract date for the new contract will
be the date on which this contract went into default.

CONTRACT The new contract will be in the rating class we show
SPECIFICATIONS for this benefit on a contract data page. We will set the issue age, premiums and charges for the new
contract in accordance with our regular rules in use
on its contract date.

Except as we state in the next sentence, the new
contract may be any life or endowment policy we or
our parent company, The Prudential Insurance Company
of America, regularly issue on its contract date for
the same rating class, amount, issue age and sex. It
may not be: a single-premium contract; one that
insures anyone in addition to the Insured; one that
includes or provides for term insurance, other than
extended insurance; one with premiums that increase
after a stated time, if its first premium is less
than 80% of any later premium; or one with any
benefit other than the basic insurance benefit and
the waiver benefit we refer to below. A waiver
benefit may either waive or pay premiums in the event
of the Insured's total disability.

The basic amount of the new contract may be any
amount you ask for as long as it is at least $10,000
and not more than the amount of term insurance for
this benefit. If the amount you want is smaller than
the smallest amount we would regularly issue on the
plan you want, we will issue a new contract for as
low as $10,000 on the Life Paid Up at Age 85 plan if
you ask us to.

Even though this contract does not have a waiver
benefit on the life of an insured spouse, we will
include a waiver benefit in the new contract if its
premium period runs to at least the Insured's
attained age 85 and if we would include a waiver
benefit in other contracts like the new one.

We will not waive or pay any premium under the new
contract unless it has a waiver benefit, even if we
have paid premiums into this contract due to the
Insured's total disability. And we will not waive or
pay any premium under the new contract unless the
total disability started on or after its contract

date.

Any waiver benefit in the new contract will be the
same one, with the same provisions, that we put in
other contracts like it on its contract date. In any
of these paragraphs, when we refer to
other contracts, we mean contracts we would regularly
issue on the same plan as the new contract and for
the same rating class, amount, issue age and sex.

MISCELLANEOUS

CHANGES You may be able to have this benefit changed to a new contract of life insurance other than in accordance
with the requirements for conversion that we state
above. But any change may be made only if we consent,
and will be subject to conditions and charges that
are then determined.

OWNERSHIP While any insurance under this benefit is in force after the Insured's death, the insured spouse will be
the owner of the contract and will be entitled to any
contract benefit and value and the exercise of any
right and privilege granted by the contract or by us.
But any insurance payable upon the Insured's death
will be payable to the beneficiary for that
insurance.

BENEFICIARY The word beneficiary where we use it in this contract without qualification means the beneficiary for
insurance payable upon the death of the Insured.

On the contract date, unless we issue the contract
with an endorsement that states otherwise, the
beneficiary for insurance payable upon the death of
the insured spouse will be the Insured if living,
otherwise the estate of the insured spouse.

You may change the beneficiary for insurance payable
upon the death of the insured spouse. The request
must be in a form that meets our needs. It will take
effect only when we file it; this will be after you
send us the contract, if we require it to issue an
endorsement. Then any previous beneficiary's interest
in such insurance will end as of the date of the
request. It will end then even if the insured spouse
is not living when we file the request. Any
beneficiary's interest is subject to the rights of
any assignee we know of.

When a beneficiary is designated, any relationship
shown is to the Insured, unless otherwise stated.

MISSTATEMENT If the insured spouse's stated age or sex or both are
OF AGE OR SEX not correct, we will change each benefit and any amount payable to what the charges for this benefit
would have provided at the insured spouse's correct
age and sex.

The charges for this benefit may change or stop on a
certain date. We may have used that date because the
insured spouse would attain a certain age on that
date. If we find that the issue age for the insured
spouse was wrong, we will correct that date.

SUICIDE If the insured spouse, whether sane or insane, dies
EXCLUSION by suicide within the period which we state in the
Suicide Exclusion under Death Benefits provision, we
will not pay the amount we describe under Benefit
above. Instead, we will pay no more than the charges
deducted from the contract fund for this benefit. We
will make that payment in one sum.

REINSTATEMENT If this contract is reinstated, it will not include the insurance that we provide under this benefit on
the life of the insured spouse unless you prove to us
that the insured spouse is insurable for the benefit.

INCONTESTABILITY Except for non-payment of premium, we will not contest this benefit after it has been in force
during the insured spouse's lifetime for two years
from the issue date.
TERMINATION OF BENEFIT

This benefit will end on the earliest of:

1. the end of the last day of the grace period if the
contract is in default;

2. the end of the last day before the contract date
of any other contract to which the benefit is
converted or changed;

3. the date the contract is surrendered for its net
cash value, or the paid-up insurance, if any,
under the benefit is surrendered;

4. the end of its term period; and

5. the date the contract ends for any other reason.

Further, if you ask us in a form that meets our
needs, we will cancel the benefit as of the first
monthly date on or after the date we receive your
request. Monthly charges due then and later will be
reduced accordingly.

THIS SUPPLEMENTARY BENEFIT RIDER ATTACHED TO THIS
CONTRACT ON THE CONTRACT DATE

Pruco Life Insurance Company,

By A B C
Secretary